Exhibit 99.1

Tactile Medical Appoints Vindell Washington, M.D. to Board of Directors

MINNEAPOLIS—October 2, 2023 (GLOBE NEWSWIRE) — Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today announced the appointment of Vindell Washington, M.D. to the Company’s Board of Directors (“Board”), effective October 2, 2023.

“We are pleased to welcome Dr. Washington to Tactile Medical, who joins our Board with over 30 years of experience in the healthcare industry,” said Bill Burke, Chairman of the Board of Tactile Medical. “We will benefit from his breadth of experience in medicine, technology and policy, as well as his expertise in advising healthcare companies on their clinical strategy.”

Dr. Washington was recently recognized by FierceHealthcare as being among the Most Influential Minority Executives in Healthcare. Dr. Washington serves as Chief Clinical Officer for Care and leads the newly formed Health Equity Center of Excellence for Verily, an Alphabet backed health technology company focused on research, care and health financing. He also served as Chief Clinical Officer of Verily Health Platforms, as well as Chief Executive Officer of Verily Onduo, where he led the strategy, development and execution of Onduo, a virtual population health solution. Dr. Washington previously worked for Blue Cross Blue Shield of Louisiana from 2017 to 2019, where as Executive Vice President and Chief Medical Officer, he was responsible for the organization’s health plan medical management, accreditation, pharmacy and provider network functions. From 2016 to 2017, Dr. Washington served as National Coordinator and Principal Deputy for the U.S. Department of Health and Human Services’ Office of the National Coordinator for Healthcare Information Technology, where he was responsible for national healthcare information technology policy.

From 2009 to 2016, Dr. Washington worked for the Franciscan Missionaries of Our Lady Health System, an integrated healthcare system serving nearly half of the state of Louisiana, in a series of roles culminating in his promotion to Medical Group President, where he was responsible for the development and execution of the organization’s ambulatory strategies. From 1997 to 2008, he worked for Piedmont Emergency Medicine Associates, a private practice, emergency medicine and hospitalist medicine group, culminating in serving as the group’s Chief Executive Officer and President. Dr. Washington received his B.S. from the Pennsylvania State University, his M.D. from the University of Virginia and his M.S. in Healthcare Management from the Harvard University School of Public Health.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Investor Inquiries:

Mike Piccinino, CFA

Partner

ICR Westwicke

investorrelations@tactilemedical.com